Exhibit 10.2

November 6, 2017

Mr. Patrick Stakenas

Determine, Inc.
615 West Carmel Drive, Suite 100

Carmel, Indiana 46032

Dear Patrick:

Reference is made to your Severance Agreement (the “Severance Agreement”) dated June 3, 2015, as amended by that certain letter dated November 8, 2016. This letter hereby further amends the Severance Agreement as follows:

1.                Section 1(c) (Severance Pay) will be amended and replaced with the following:

(c) Severance Pay. If Subsection (a)(i) or Subsection (a)(ii) above applies, then the Employee will be entitled to receive severance payments from the Company for the period of twelve months following his Separation (such period is referred to below as the “Continuation Period”). Such severance payments will be made in installments in accordance with the Company’s standard payroll procedures, will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of the Employee’s Separation. Such severance payments will be equal to the Employee’s base salary at the annual rate in effect when his Separation occurs, prorated to reflect the actual length of the Continuation Period. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment under this Subsection (c) is hereby designated as a separate payment.

All other terms of the Agreement will remain the same. Please indicate your agreement with these terms by countersigning the below.

Sincerely, DETERMINE, INC. By: /s/ Jeffrey H. Grosman Name: Jeffrey H. Grosman Title: COO

I have read and accept this agreement:

/s/ Patrick Stakenas

Patrick Stakenas

615 W. Carmel Drive, Suite 100, Carmel, IN 46032   |   +1.877.806.1932   |   determine.com